Exhibit 32.1
CERTIFICATE OF
PRINCIPAL EXECUTIVE OFFICER
OF
RAM ENERGY RESOURCES, INC.
I, Larry E. Lee, Chief Executive Officer, principal executive officer and Director of RAM Energy Resources, Inc., referred to as the Company, hereby certify that, to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2010, referred to as the report:
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

b.	the information contained in the report fairly presents, in all material respects, the financial condition of the Company at December 31, 2010, and the results of the Company’s operations for the year ended December 31, 2010.
March 16, 2011

/s/ Larry E. Lee
Larry E. Lee
Chairman, President, Chief Executive Officer and Director (principal executive officer)